SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 33-55254-01
                          -----------------------------

                           SATELINX INTERNATIONAL INC.
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             (Exact name of registrant as specified in its charter)

                                 809 DesLauriers
                      St. Laurent, Quebec, Canada., H4N1X3
                                 (514) 332-2523
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.01 par value per share
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            (Title of each class of securities covered by this Form)

                                      none
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 139 shareholders of record as of July 12, 2006
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
SATELINX INTERNATIONAL INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: July 12, 2006
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BY:   /s/  San Grinfeld
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           San Grinfeld
           Chief Executive Officer
           and Director